Exhibit 10.1

Approved by the Compensation Committee

of the Board of Directors on March 25, 2009

Amended and Restated

National Financial Partners Corp.

Deferred Compensation Plan

For Employees of National Financial Partners Corp., NFP Securities, Inc. and NFP Insurance Services, Inc.

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the Amended and Restated National Financial Partners Corp. Deferred Compensation Plan (“Plan”), is to aid National Financial Partners Corp., NFP Securities, Inc. and NFP Insurance Services, Inc. (collectively, the “Employer”) in retaining and attracting executive employees by providing them with tax deferred savings opportunities. This voluntary nonqualified Plan provides a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) of the Employer with the opportunity to elect to defer receipt of specified portions of compensation, and to have these deferred amounts treated as if invested in specified hypothetical investment benchmarks. The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The terms of the Plan, as amended and restated herein, are effective as of August 15, 2007, unless otherwise set forth below.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.01    Administrative Committee. “Administrative Committee” means the committee appointed by the Compensation Committee or the Board.

Section 2.02    Base Salary. “Base Salary” means the total base cash compensation earned by a Participant for services rendered or labor performed while a Participant is employed by, or providing services to, the Employer, including any salary deferrals made pursuant to (A) Section 4.02 or (B) any qualified plan maintained by the Employer or to any cafeteria plan under Section 125 of the Code maintained by the Employer.

Section 2.03    Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his/her Base Salary and to be credited to his/her Deferral Account pursuant to Section 4.02. The Base Salary Deferral is limited to a maximum of 50% and a minimum of 5% of Base Salary in any Plan Year.

Section 2.04    Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article VIII.

Section 2.05   Board. “Board” means the Board of Directors of the Company.

Section 2.06    Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred:

(i)        if any “person, as such term is used in Sections 3(a)(9) and 13(d) of the Securities and Exchange Act” of 1934 (the “Securities Act”), other than the Company or any employee benefit plan sponsored by the Company, becomes a “beneficial owner”, as such term is used in Rule 13d-3 promulgated under the Securities Act, of 30% or more of the outstanding shares of the Common Stock; or

(ii)       there is a dissolution or sale of all or substantially all of the assets of the Company; or

(iii)      there occurs a consummation of a merger or consolidation after which, (A) the stockholders of the Company immediately prior to the combination do not hold, directly or indirectly, Voting Securities (as defined below) or other ownership interests of the entity or entities, if any, that succeed to the business of the Company having more than 50% of the Voting Power (as defined below) of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of the Company (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any shares received by affiliates of such other company in exchange for securities of such other company) or (B) individuals who were Incumbent Members (as defined below) of the Board immediately before such combination do not hold a majority of the seats on the board of directors of the combined company; or

(iv)      if at any time after July 1, 2007, individuals who, as of July 1, 2007, constitute the Board (the “Incumbent Members”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to July 1, 2007 whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the then Incumbent Members shall be considered as though such individual were an Incumbent Member, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board.

For purposes of this definition, (a) “Voting Securities” shall mean any securities of a corporation entitled, or which may be entitled, to vote on matters submitted to the stockholders generally (whether or not entitled to vote in the general election of directors), or securities which are convertible into, or exercisable or exchangeable for, such Voting Securities, whether or not subject to the passage of time or any contingency and (b) “Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities, or by the holders of any other Voting Securities into which such other Voting Securities may be convertible, exercisable or exchangeable for, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

Section 2.07    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provisions or regulations.

Section 2.08    Common Stock. “Common Stock” means the common stock of the Company.

Section 2.09    Company. “Company” means National Financial Partners Corp., its successors and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.10    Compensation Committee. “Compensation Committee” means the Compensation Committee of the Board.

Section 2.11    Deferral Account. “Deferral Account” means the account maintained on the books of the Administrative Committee for each Participant pursuant to Article VI.

Section 2.12    Deferral Period. “Deferral Period” means the period after which payment of the Deferred Amount is to be made or begin to be made, which shall be the earlier of (A) any January 1 that is at least three Plan Years after the end of the calendar year in which the Deferred Amount is to be credited to the Deferral Account and (B) the period ending upon the Separation from Service of the Participant.

Section 2.13    Deferred Amount. “Deferred Amount” means the amount of Eligible Compensation for the Plan Year to which the Participation Agreement relates that is to be deferred under the Plan, expressed as either a dollar amount or a percentage of the Base Salary and/or Incentive Compensation for such Plan Year.

Section 2.14    Designee. “Designee” shall mean the Company’s senior human resources officers or other individuals to whom the Administrative Committee has delegated the authority to take action under the Plan. Wherever Administrative Committee is referenced in the plan, it shall be deemed to also refer to Designee.

Section 2.15    Disability. “Disability” means any injury, illness or condition that constitutes a disability within the meaning of Section 409A(a)(2)(C) of the Code and the regulations thereunder.

Section 2.16    Eligible Compensation. “Eligible Compensation” means any Base Salary earned and Incentive Compensation awarded during a Plan Year. Eligible Compensation does not include expense reimbursements, any form of non-cash compensation, stock-based compensation, or benefits.

Section 2.17    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.18    Fair Market Value. “Fair Market Value” of a share of Common Stock means the closing price of the Company’s Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which the Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant’s interest in the Company Stock Fund (defined in Section 6.02(b)) for all relevant purposes under the Plan.

Section 2.19    Hardship Withdrawal. “Hardship Withdrawal” means the early payment of all or part of the balance in a Deferral Account(s) in the event of an Unforeseeable Emergency.

Section 2.20    Hypothetical Investment Benchmark. “Hypothetical Investment Benchmark” shall mean the phantom investment benchmarks which are used to measure the return to be credited to a Participant’s Deferral Account.

Section 2.21    Incentive Compensation. “Incentive Compensation” means the cash amount awarded to a Participant during a Plan Year under any incentive or bonus plan maintained by the Employer.

Section 2.22    Incentive Compensation Deferral. “Incentive Compensation Deferral” means the amount of a Participant’s Incentive Compensation which the Participant elects to have withheld on a pre-tax basis from his/her Incentive Compensation and to be credited to his/her account pursuant to Section 4.02. Incentive Compensation that is “performance based” (as defined in Treas. Reg. §1.409A-1(e)) may be deemed Eligible Compensation by the Compensation Committee or Administrative Committee and, if allowed by the Compensation Committee or Administrative Committee, the Participant may elect to file a Participation Agreement applicable to such “performance based” Incentive Compensation no later than 6 months prior to the end of the performance period during which the “performance based” Incentive Compensation is earned (e.g., June 30 for calendar year bonuses). Any Incentive Compensation Deferral is limited to a maximum of 100% and a minimum of 5% of such Incentive Compensation.

Section 2.23    Key Employee. “Key Employee” means “key employee” as defined in Section 416(i) of the Code.

Section 2.24    Matching Contribution.

(a)        Prior to December 12, 2008, “Matching Contribution” means the amount of annual matching contributions that the Employer will make to a Participant’s Deferral Account under the Plan.

(b)        Effective as of December 12, 2008, “Matching Contribution” means the amount of annual matching contributions that the Employer will make to a Participant’s Deferral Account under the Plan in the event the Compensation Committee determines the Employer will make Matching Contributions for amounts earned for service or performance during a given Plan Year.

Section 2.25    Participant. “Participant” means any individual who is eligible and who elects to participate in this Plan by filing a Participation Agreement as provided in Article IV.

Section 2.26    Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.27    Phantom Share Units. “Phantom Share Units” means units of deemed investment in shares of the Company Common Stock so determined under

Section 6.02(b). Notwithstanding anything herein to the contrary, any payment hereunder with respect to Phantom Share Units shall be made in cash.

Section 2.28    Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.29    Separation from Service. “Separation from Service” means the cessation of a Participant’s services as a full-time employee of the Employer for any reason as set forth by Treas. Reg. §1.409A-1(h).

Section 2.30    Service. “Service” means any period of time during which a Participant is employed by the Employer.

Section 2.31    Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency.

Section 2.32    Valuation Date.“Valuation Date” means the last calendar date when the New York Stock Exchange was open, or such other date as the Administrative Committee in its sole discretion may determine.

Section 2.33    Year of Service. “Year of Service” means 12 consecutive months of Service.

ARTICLE III

ADMINISTRATION

Section 3.01    Compensation Committee and Administrative Committee Duties.

(a)        This Plan shall be administered by the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Compensation Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Compensation Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting and waiver of notice of such meeting.

(b)        The Compensation Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan, except to the extent that any such powers are vested in any other person administering this Plan by the Compensation Committee. The Compensation Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Compensation Committee shall be conclusive and binding on the Employer, Participants and Beneficiaries.

(c)        The Compensation Committee shall also have discretion and authority to interpret Plan terms to reflect the Company’s intent. In the event of a drafter’s error that renders a Plan term inconsistent with the Company’s intent, the Company’s intent controls, and any inconsistent Plan term is made expressly subject to this requirement. The Compensation Committee has the authority to review objective evidence to conform the Plan term to be consistent with the Company’s intent. Any determination made by the Compensation Committee shall be given deference in the event it is subject to judicial review, and shall be followed in all instances unless it is arbitrary and capricious.

(d)        The Compensation Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determining in the first instance issues related to eligibility, Hypothetical Investment Benchmarks, distribution of Deferred Amounts, determination of account balances, crediting of hypothetical earnings and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Compensation Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers, third party administrators, record keepers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

(e)        Neither the Compensation Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Compensation Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Employer shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Employer (including the heirs, executors, administrators and other personal representatives of such person), each member of the Compensation Committee and Administrative Committee against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he/she is or was serving this Plan in any capacity at the request of the Employer, the Compensation Committee or Administrative Committee.

Any expense incurred by the Employer, the Compensation Committee or the Administrative Committee relative to the direction of investments under the Plan shall be paid by the Employer and/or may be deducted from the Deferral Accounts of the Participants as determined by the Compensation Committee.

Section 3.02    Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant. The notice shall be sent within 90 days after the date the Administrative Committee received the claim, unless the Administrative Committee determines that additional time, not exceeding 180 days after the date the Administrative Committee received the claim, is needed and so notifies the Participant. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days after receipt of such notice submit in writing to the Administrative Committee a claim that the claimant contests the denial of his/her claim and desires a further review by the Compensation Committee. The Compensation Committee shall authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Compensation Committee and will render a final decision on behalf of the Employer with specific reasons therefor in writing and will transmit it to the claimant within 60 days after receipt of the claim, unless the Chairperson of the Compensation Committee determines that additional time, not exceeding 120 days after receipt of the claim, is needed, and so notifies the Participant. If the Compensation Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Employer shall be deemed to have denied the claim.

ARTICLE IV

PARTICIPATION

Section 4.01	Participation.

(a)        Participation in the Plan shall be limited to employees (i) whose Eligible Compensation for the applicable Plan Year is expected to equal or exceed $175,000, (ii) who have been employed by the Employer for at least one year prior to initial enrollment (provided, however, that an employee of a subsidiary of the Employer who then transfers to the Employer shall receive credit for the length of time employed by the subsidiary), (iii) who meet such other eligibility criteria as the Compensation Committee shall establish from time to time, and (iv) who elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee.

(b)        Prior to March 25, 2009, a Participation Agreement must be filed no later than the December 31st immediately preceding the Plan Year for which it is effective. Notwithstanding the foregoing sentence, with respect to a Participant who first becomes eligible to participate in the Plan during a calendar year, a Participation Agreement must be filed within 30 days after the date the Participant first becomes eligible to participate in the Plan. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants with respect to Incentive Compensation.

(c)        Effective March 25, 2009, a Participation Agreement may be filed only once per calendar year during the fourth quarter immediately preceding the Plan Year for which it is effective; provided, however, the Compensation Committee and the Administrative Committee shall each have the discretion to establish special deadlines regarding the filing of Participation Agreements for Participants with respect to “performance based” Incentive Compensation in accordance with Section 4.02(b) below.

Section 4.02	Contents of Participation Agreement.

(a)        The Compensation Committee shall have the discretion to specify the contents of the Participation Agreement. Subject to Article VII, each Participation Agreement shall set forth: (i) the Deferred Amount, expressed as either a dollar amount or a percentage of the Base Salary and Incentive Compensation for such Plan Year; provided that the Base Salary Deferral is limited to a maximum of 50% and a minimum of 5% of Base Salary in any Plan Year and any Incentive Compensation Deferral is limited to a maximum of 100% and a minimum of 5% of Incentive Compensation in any Plan Year, (ii) the Deferral Period and (iii) the form in which the distribution from the Deferral Account shall be made.

(b)        The Compensation Committee or the Administrative Committee may allow Participants whose Incentive Compensation is “performance based” (as defined in Treas. Reg. §1.409A-1(e)) to file a Participation Agreement applicable to such Incentive Compensation no later than 6 months prior to the end of the performance period during which such Incentive Compensation is earned (e.g. June 30 for calendar year bonuses) in accordance with, and subject to, the requirements of Treas. Reg. §1.409A-2(a)(8).

(c)        Subject to Section 2.12, the Deferral Period may be expressed as ending on any January 1 or upon the Participant’s Separation from Service.

Section 4.03	Modification or Revocation of Election by Participant.

(a)        A Participant may not change the amount of his/her Base Salary Deferrals or Incentive Compensation Deferrals during the applicable Plan Year. Under no circumstances may a Participant’s Participation Agreement be made, modified or revoked retroactively, nor may a Deferral Period be shortened or reduced.

(b)        Subject to Section 4.02(c), a Participant may make an election to change the time of his/her payment from the Plan as set forth in an existing Participation Agreement, but such a change must include the lengthening of the Deferral Period by no less than five years from the original payment date under the Participation Agreement (as in effect before such amendment). Such amended Participation Agreement must be filed with the Compensation Committee or its designee at least 12 months prior to the date of the first scheduled payment under the Participation Agreement (as in effect before such amendment) and shall not be effective for a period of 12 months.

ARTICLE V

DEFERRED COMPENSATION

Section 5.01    Elective Deferred Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Employer is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

Section 5.02	Matching Contribution.

(a)        (i)         Prior to December 12, 2008, each Participant who elects to make deferrals of Eligible Compensation to the Plan will receive a Matching Contribution from the Employer equal to 50% of the first 6% of that Participant’s Eligible Compensation, not to exceed the Participant’s Deferred Amount.

(ii)       Effective December 12, 2008, prior to the commencement of each Plan Year, and before a Participant must file a Participation Agreement to make a Base Salary Deferral, the Compensation Committee shall determine whether the Employer will offer a Matching Contribution to Participants who make deferrals of amounts earned for service or performance during the succeeding Plan Year. In the event the Compensation Committee approves a Matching Contribution, then the Matching Contribution shall be determined as follows, unless another metric is expressly adopted by the Compensation Committee. Each Participant who elects to make deferrals of Eligible Compensation to the Plan will receive a Matching Contribution from the Employer equal to 50% of the first 6% of that Participant’s Eligible Compensation, not to exceed the Participant’s Deferred Amount.

(b)        Matching Contributions will be credited to the Participant’s Deferral Account as of the last day of each Plan Year. 50% of all Matching Contributions, plus an additional amount equal to 10% of such Matching Contributions, will be deemed to be invested in the Company Stock Fund as described in Section 6.02(b) (the “Mandatory Company Stock Fund Amount”) and the remaining 50% of the Matching Contributions (without regard to the additional 10% described above) will be deemed to be invested in the Hypothetical Investment Benchmarks elected by the Participant. The Mandatory Company Stock Fund Amount with respect to any Matching Contribution shall remain in the Company Stock Fund for the duration of the applicable Deferral Period and a Participant shall not have the ability to invest such Mandatory Company Stock Fund Amount in any of the other Hypothetical Investment Benchmarks during such Deferral Period.

Section 5.03    Vesting of Deferral Account. Participant shall be 100% vested in his/her Deferred Amount at all times. However, the vested portion of a Participant’s Matching Contribution shall be a percentage of the total Matching Contribution to be credited to the Participant’s Deferral Account as of the last day of each Plan Year determined on the basis of the Participant’s number of Years of Service according to the following schedule:

Vesting Schedule of Matching Contribution
Years of Service	Percentage
Less than 1	0%
1	33%
2	67%
3 or more	100%

ARTICLE VI

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 6.01    Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various Hypothetical Investment Benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Sections 5.01, 5.02 and 6.02 and distributions pursuant to Article VII with respect to such Deferral Account since the preceding Valuation Date.

Section 6.02    Hypothetical Investment Benchmarks. (a) Except as provided in Section 5.02 with respect to Matching Contributions, each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the Compensation Committee or Administrative Committee from time to time, and in accordance with such rules, regulations and procedures as the Compensation Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferral Amounts are to be credited to his/her Deferral Accounts.

(b) (i) The Hypothetical Investment Benchmarks available for Deferral Accounts from time to time shall include a fund consisting of deemed investments in shares of Company Common Stock (the “Company Stock Fund”). A maximum of 25% of the Deferred Amount may be invested in the Company Stock Fund. Deferred Amounts that are deemed to be invested in the Company Stock Fund shall be converted into Phantom Share Units based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in the Company Stock Fund shall be credited, as of each Valuation Date, with additional Phantom Share Units of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date.

(ii) When a reallocation or a distribution of all or a portion of a Deferral Account that is invested in the Company Stock Fund is to be made, the balance in such a Deferral Account shall be determined by dividing the Fair Market Value of one share of Common Stock on the most recent Valuation Date preceding the date of such reallocation or distribution into the number of Phantom Share Units to be reallocated or distributed. Upon a lump sum distribution, the amounts in the Company Stock Fund shall be distributed in cash having a value equal to the Fair Market Value of a comparable number of actual shares of Common Stock.

(iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Compensation Committee shall make appropriate adjustments to the number of deemed shares to be credited to any Deferral Account. The determination of the Compensation Committee as to such adjustments, if any, to be made shall be conclusive.

(iv) Notwithstanding any other provision of this Plan, the Compensation Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Act, the crediting of deemed shares to his/her Deferral Account is deemed to be an exempt purchase for purposes of such Section 16(b), including without limitation requiring that no cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

Section 6.03    Statement of Accounts. The Administrative Committee or its Designee shall submit to each Participant statements of his/her Deferral Account(s) in such form as the Administrative Committee deems desirable, setting forth the balance and any credit of such Participant in his/her Deferral Account(s), at least annually.

ARTICLE VII

BENEFITS AND DISTRIBUTIONS

Section 7.01    Time and Form of Payment. As soon as practicable after the end of the applicable Deferral Period, the Employer shall pay to the Participant, in cash, a distribution from the Deferral Account as elected by the Participant in the applicable Participation Agreement.

Section 7.02    Distributions in the Event of Death or Disability.

(a)        If a Participant suffers a Disability, the Employer shall pay to the Participant, in cash, the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding such event): (i) pursuant to the terms of the applicable Participation Agreement or (ii) if not specified in the Participation Agreement, in a lump sum, as soon as practicable following the occurrence of such event. If a Participant dies, the Employer shall pay to the Participant’s Beneficiary or Beneficiaries (as the case may be), in cash, the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding such event): (i) pursuant to the terms of the applicable Participation Agreement in effect on the date of death or (ii) if not specified in the Participation Agreement, in a lump sum as soon as practicable following the date of death.

(b)        Notwithstanding anything herein to the contrary, in no event shall any distributions be made under this Plan on account of a Separation from Service (other than on account of the Participant’s death or Disability) of any Participant that is a Key Employee, before the date that is 6 months after the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death or Disability, or as otherwise permitted without violating the requirements of Section 409(A)(a)(2) of the Code.

Section 7.03    Hardship Withdrawals. Notwithstanding the provisions of Article VII and any Participation Agreement, a Participant shall be entitled to early payment, in cash, of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 7.03. A distribution pursuant to this Section 7.03 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 7.03 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 7.03 shall be made by the Administrative Committee.

Section 7.04    Change of Control. In the event of a Change of Control, no immediate special payment shall be made to any Participant and the terms and conditions of the Plan shall remain in full force and effect. Notwithstanding the foregoing, all Matching Contributions in a Participant’s Deferral Account shall become fully vested upon a Change of Control.

Section 7.05    Effect of Separation from Service. Notwithstanding the provisions of any Participation Agreement, if a Participant experiences a Separation from Service (other than on account of death or Disability, in which case the provisions of Section 7.02 shall control), the Employer shall pay to the Participant, in cash, the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding such event) as soon as practicable following the occurrence of such Separation from Service in a lump sum payment. Notwithstanding this Section 7.05, a Participant who is a Key Employee shall not be entitled to a distribution of the balance of his/her Deferral Account(s) on account of his/her Separation from Service for a period of 6 months following such Separation from Service, unless such balance is distributable pursuant to another provision of the Plan (e.g., due to death or Disability).

Section 7.06    Withholding. Notwithstanding any other provision of this Plan, the Employer shall withhold from payments made hereunder any amounts, including, without limitation, any taxes, required to be so withheld by any applicable law or regulation.

ARTICLE VIII

BENEFICIARY DESIGNATION

Section 8.01    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his/her Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 8.02    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

Section 9.01    Amendment. The Board or the Compensation Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment and prior to March 25, 2009, no amendment shall have a retroactive effect.

Section 9.02    Company’s Right to Terminate. The Board or the Compensation Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Compensation Committee may also terminate the Plan in its entirety at any time for any reason, including, without limitation, if in its judgment the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. In the event of such termination of the Plan, the Participant’s Deferral Account shall continue to be credited with deemed earnings in accordance with the Participant’s deemed investment elections pursuant to Article VI hereof until distributed in accordance with the terms of the Plan or earlier to the extent permitted under Code Section 409A, including, without limitation, the Treas. Reg. §1.409A-3(j)(4)(ix).

ARTICLE X

MISCELLANEOUS

Section 10.01  Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Employer and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Employer as a result of participating in the Plan. Notwithstanding the foregoing, the Employer may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Employer’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 10.02  Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 10.03. Limitation of Participants’ Rights. Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

Section 10.04  Participants Bound. Any action with respect to the Plan taken by the Compensation Committee or the Employer or any action authorized by or taken at the direction of the Compensation Committee or the Employer shall be final, binding and conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

Section 10.05  Receipt and Release. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Administrative Committee and the Compensation Committee and the Compensation Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Compensation Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Compensation Committee may cause the payment or payments becoming due to such person to be made to another person for his/her benefit without responsibility on the part of the Compensation Committee or the Employer to follow the application of such funds.

Section 10.06  Governing Law. To the extent not preempted by or inconsistent with federal law, the laws of the state of New York shall apply. If any provision of this Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision of this Plan and the Plan shall be construed and enforced as if the provision had not been included.

Section 10.07  Headings and Subheadings. Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

Section 10.08  Costs. The Employer shall bear all expenses incurred with record keeping or other ministerial aspects of the Plan.

Section 10.09  Other Benefits. No payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Employer nor affect any benefits plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

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IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated, to be executed this 25th day of March, 2009.

NATIONAL FINANCIAL PARTNERS CORP.
By:		/s/ Emily Arean

	Name:	Emily Arean
	Title:	Senior Vice President and Director of Human Resources

Exhibit A

[Intentionally Omitted]